TIDAL ETF TRUST 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 29, 2024, relating to the financial statements and financial highlights of Intelligent Real Estate ETF (formerly Private Real Estate Strategy via Liquid REITs ETF) and Residential REIT ETF (formerly Residential REIT Income ETF), each a series of Tidal ETF Trust, for the period or year ended January 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

May 29, 2024